Exhibit 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
Greater Asia Realty Holdings, Ltd.

We hereby consent to the inclusion in this SB-2 Registration Statement of Greater Asia Realty Holdings, Ltd. of our report dated January 5, 2008, relating to the financial statements of Greater Asia Realty Holdings, Ltd. for the period from the date of inception (January 30, 2007) to December 31, 2007, and to the use of our name as it appears under the caption "Experts".


/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA
Chula Vista, CA 91910
January 5, 2008



         REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD